EXHIBIT 16.1

June 5, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Virtu Financial, Inc.'s Form 8-K dated June 5, 2018, have the following comments:

1.	We agree with the statements made in Item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in item 4.01 (b).

Your truly,
/s/ Deloitte & Touche LLP